                        NEW CENTURY FINANCIAL CORPORATION

                                 ------------------

                           CERTIFICATE OF DESIGNATIONS
                                       FOR
                    SERIES 1999A CONVERTIBLE PREFERRED STOCK

         (PURSUANT TO DELAWARE GENERAL CORPORATION LAW, SECTION 151(g))

                                 ------------------

     The undersigned, being respectively the Chairman and Chief Executive Officer and the Secretary of New Century Financial Corporation (the "CORPORATION"), a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of the Delaware General Corporation Law, Section 151(g), do hereby certify that:

     Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors on July 23, 1999, in accordance with the Delaware General Corporation Law, Section 151, duly adopted the following resolution establishing a series of 20,000 shares of the Corporation's Preferred Stock, to be designated as its Series 1999A Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series 1999A Convertible Preferred Stock, of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

                      SERIES 1999A CONVERTIBLE PREFERRED STOCK

     Section 1. DESIGNATION; NUMBER OF SHARES. The shares of such series shall be designated as "Series 1999A Convertible Preferred Stock" (the "CONVERTIBLE PREFERRED STOCK"), and the number of shares constituting the Convertible Preferred Stock shall be 20,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

     Section 2. STATED CAPITAL. The amount to be represented in the stated capital of the Corporation for each share of Convertible Preferred Stock shall be $0.01.

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     Section 3.     RANK. The Convertible Preferred Stock (i) shall rank prior to all of the Corporation's Common Stock, par value $.01 per share (the "COMMON STOCK"), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and (ii) shall rank on parity with all of the Corporation's Series 1998A Convertible Preferred Stock, par value $.01 per share (the 1998A Convertible Preferred Stock), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     Section 4.     DIVIDENDS AND DISTRIBUTIONS.

     (a) The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $70.00 per annum per share. Such dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the Convertible Preferred Stock and shall be payable quarterly in arrears in cash on each January 31, April 30, July 31 and October 31, commencing October 31, 1999 (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors. Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates. The amount of dividends payable per share of Convertible Preferred Stock for each full quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any other period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to payment of dividends to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "JUNIOR DIVIDEND STOCK"), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Junior Dividend Stock unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment.

     (b) Notwithstanding the provisions of Section 4(a), dividends shall not be declared or paid, but shall accumulate, on the Convertible Preferred Stock until such time as the execution and delivery of the Amendment (as defined in the Preferred Stock Purchase Agreement dated as of July 26, 1999 between the Corporation and U.S. Bancorp (the "1999 PREFERRED STOCK PURCHASE AGREEMENT")) to the Fourth Amended and Restated Credit Agreement dated as of May 26, 1999 by and among New Century Mortgage Corporation, the lenders party thereto and U.S. Bank National Association, as Agent (the "CREDIT AGREEMENT"), by the Required Lenders (as defined in the Credit Agreement).

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     (c) If at any time any dividend on any capital stock of the Corporation ranking senior as to payment of dividends to the Convertible Preferred Stock (such capital stock being referred to herein as "SENIOR DIVIDEND STOCK") shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any capital stock of the Corporation ranking, as to payment of dividends, on a parity with the Convertible Preferred Stock (such capital stock being referred to herein as "PARITY DIVIDEND STOCK") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Convertible Preferred Stock and Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Convertible Preferred Stock and Parity Preferred Stock bear to each other.

     (d) Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     Section 5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $1,000 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "JUNIOR LIQUIDATION STOCK"); provided, that such rights shall accrue to the holders of Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (such capital stock being referred to herein as "SENIOR LIQUIDATION STOCK") are fully met. If upon liquidation, dissolution or winding up of

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the Corporation, the assets of the Corporation available for distribution after the liquidation preferences of any Senior Liquidation Stock are insufficient to pay the holders of the Convertible Preferred Stock and any other capital stock of the Corporation which ranks on a parity as to liquidation rights with the Convertible Preferred Stock, the entire assets of the Corporation then available for distribution shall be distributed ratably among the holders of the Convertible Preferred Stock and any other capital stock of the Corporation which ranks on a parity as to liquidation rights with the Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

     Section 6.     REDEMPTION AT OPTION OF THE CORPORATION.

     (a) Subject to Section 6(b), the Corporation may not redeem the Convertible Preferred Stock prior to July 26, 2003. The Corporation, at its option, may, on or after July 26, 2003, redeem at any time all, or from time to time any portion, of the Convertible Preferred Stock on any date set by the Board of Directors, at $1,000 per share, plus an amount per share in cash equal to all dividends on the Convertible Preferred Stock accumulated and unpaid on such share, whether or not declared, to the date fixed for redemption (such sum being hereinafter referred to as the "REDEMPTION PRICE").

     (b) The Corporation may, at its option, redeem the Convertible Preferred Stock concurrently with an Acquisition Event (as defined herein) if each of the following conditions are met: (i) the Corporation has complied with the covenants contained in Sections 8.4 and 8.5 of the Preferred Stock Purchase Agreement dated October 18, 1998 between the Corporation and U.S. Bancorp (the "1998 PREFERRED STOCK PURCHASE AGREEMENT") in all material respects; (ii) the Purchaser (as defined in the 1998 Preferred Stock Purchase Agreement) has been notified in writing of all material terms of the Acquisition Proposal (as defined herein) that relates to such Acquisition Event; and (iii) either (A) such Purchaser, within 15 days of the first date on which it had been so notified of such Acquisition Proposal, failed to make an offer that is similar to, and on terms no less favorable to the Company and its shareholders than, the Acquisition Proposal; or (B) prior to the date of a definitive agreement with respect to an Acquisition Transaction with Purchaser or an affiliate of Purchaser, (x) the terms of the Acquisition Proposal are improved or a new proposal regarding an Acquisition Transaction that is financially superior to such original proposal (a "SUPERIOR PROPOSAL") is received by the Company and the Purchaser fails to match such improved terms or such Superior Proposal within five business days of Purchaser's receipt of written notice of all material terms thereof or (y) the Purchaser withdraws its offer. Any redemption pursuant to this Section 6(b) shall be at the Redemption Price, and the redemption date for any such redemption shall not be earlier than, but may be concurrent with, the effective time of the Acquisition Event. For purposes of this Section 6(b), the following terms shall have the following meanings: "ACQUISITION PROPOSAL" shall mean a proposal relating to any of the following actions: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; or (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; "ACQUISITION TRANSACTION" shall mean any of the actions described in (A) or (B) of the definition of "ACQUISITION PROPOSAL"; and "ACQUISITION EVENT" shall mean the consummation of an Acquisition Transaction.

     (c) The following provisions will apply to any redemption pursuant to
Section 6(a) or 6(b):

     (i) In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

     (ii) Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption; the redemption price; the place or places of payment; the then-effective Conversion Rate and Conversion Price (as defined in Section 7); that the right of holders of Convertible Preferred Stock called for redemption to exercise their conversion right pursuant to Section 7 shall expire as to such shares at the close of business on the date fixed for redemption (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock; that accumulated but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption; that accumulated but unpaid dividends will not be paid in the case of a conversion of Convertible Preferred Stock; and that on and after the redemption date, dividends will cease to accumulate on such shares.

     (iii) On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption (other than shares which have been duly surrendered for conversion at or before the close of business on the date fixed for redemption) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If fewer than all the shares represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any

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shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

     Section 7. CONVERSION AT OPTION OF HOLDERS. Holders of Convertible Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof; provided, that such conversion right shall expire at the close of business on the date, if any, fixed for the redemption of Convertible Preferred Stock in any notice of redemption given pursuant to Section 6 hereof if there is no default in payment of the Redemption Price. Each share of Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Convertible Preferred Stock may initially be converted into full shares of Common Stock at the rate of 46.80 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the "CONVERSION RATE"). The "CONVERSION PRICE" shall be equal to $1,000 divided by the Conversion Rate. Upon conversion, no adjustment or payment shall be made in respect of accumulated and unpaid dividends on the Convertible Preferred Stock surrendered for conversion.

     The right of holders of Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed or to have such shares admitted for quotation on the Nasdaq National Market if the Common Stock is admitted for quotation thereon.

     Upon the surrender of certificates representing shares of Convertible Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

     No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price of a share of Common Stock (as defined in the next sentence) on the last trading day before the conversion date and (b) such fraction of a share. The "CLOSING PRICE" for such day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange Composite Tape, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market System, or, if the Common Stock is not admitted for quotation on the Nasdaq National Market System, the average of the high bid and low asked prices on such day as recorded by the National Association of Securities Dealers, Inc. through Nasdaq, or, if the National Association of Securities Dealers, Inc. through Nasdaq shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

     Section 8. ADJUSTMENTS TO CONVERSION RATE. Notwithstanding anything in this
Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the

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cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

            (a) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share of Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Convertible Preferred Stock the right to elect the securities, cash or other assets into which the Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock

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                         (including, without limitation, notice of the right to
                         elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

            (b) In case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares,
     (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

            (c)(i) In case the Corporation shall issue Additional Shares of Common Stock (as defined herein) (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 8(c)(iii)) without consideration or for a consideration per share less than the Current Market Price (as defined herein) calculated as provided herein as of the date of and immediately prior to such issue, then in each such case the Conversion Rate in effect on such issue date shall be adjusted in accordance with the formula:

                                                O + N
                                    C(1) = C x  -----
                                                O + N X P
                                                    -----
                                                      M

     where
     C(1)   =  the adjusted Conversion Rate.
     C      =  the current Conversion Rate.
     O      =  the number of shares of Common Stock outstanding immediately prior to such issue.
     N      =  the number of additional shares of Common Stock offered.
     P      =  the offering price per share of the additional shares.
     M      =  the Current Market Price per share of Common Stock immediately prior to such issue.

     For the purpose of such calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Convertible Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

            (ii) For purposes of this Section 8(c), the following definitions shall apply: (A) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities; (B) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock; (C) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 8(c)(iii), deemed to be issued) by the Corporation after July 26, 1999, other than shares of Common Stock issued or issuable: (1) upon conversion of shares of the Convertible Preferred Stock or upon conversion of shares of 1998A Convertible Preferred Stock; (2) pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement approved by the Board of Directors which was disclosed in Schedule 5.3 of the 1999 Preferred Stock Purchase Agreement (the "OPTION POOL"); or (3) pursuant to the terms of any stock grant, option, warrant, employment agreement or other written obligation, agreement or commitment to which the Corporation was a party as of July 26, 1999 and which was disclosed in
     Schedule 5.3 of the 1999 Preferred Stock Purchase Agreement; and (D) "CURRENT MARKET PRICE" shall mean the average of the daily Closing Prices of the Common Stock (as defined in Section 7) on the 30 consecutive business days commencing 45 business days before such issue date, as applicable.

            (iii) In the event the Corporation at any time or from time to time after July 26, 1999 shall issue any Options (other than the issuance of Options pursuant to the Option Pool) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share of such Additional Shares of Common Stock would be less than the Current Market Price calculated as provided herein as of the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which

     Additional Shares of Common Stock are deemed to be issued no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

            (iv) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price and Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

               (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

               (B) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities or Convertible Preferred Stock with respect to which such Options were actually exercised.

            (e) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

            (f) In the event that at any time, as a result of an adjustment made pursuant to subparagraph (a) or (b) above, the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (e) above.

     Except as otherwise provided above in this Section 8, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

     Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Convertible Preferred Stock and the Common Stock is traded, or the Nasdaq National Market if the Convertible Preferred Stock or Common Stock is admitted for quotation thereon, a statement signed by the Chairman of the Board, the President or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 8; and any adjustment so evidenced, given in good faith, shall be binding upon all shareholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

     Whenever the Corporation shall propose to take any of the actions specified in subparagraphs (a), (b) or (c) of the first paragraph of this Section 8 which would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

     Anything herein to the contrary notwithstanding, no adjustment will be made to the Conversion Price or Conversion Rate by reason of (i) the issuance of Common Stock, Options or Convertible Securities to employees, directors, officers or consultants of the Corporation or any subsidiary of the Corporation pursuant to the Option Pool or the issuance of Common Stock upon the conversion, exercise or exchange thereof, (ii) the issuance of Common Stock upon the conversion, exercise or exchange of Options or Convertible Securities issued and outstanding on July 26, 1999, including, without limitation, the issuance of Common Stock upon the conversion of any shares of 1998A Convertible Preferred Stock, (iii) the issuance of Common Stock upon the conversion of the Convertible Preferred Stock, (iv) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, (v) the issuance of Common Stock upon the exercise, conversion or exchange of Options or Convertible Securities of the Corporation where the Conversion Price had previously been adjusted pursuant to this Section 8 upon the initial issuance of such Options or Convertible Securities. In addition, no adjustment in the Conversion Price need be made for a change in the par value of the Common Stock.

     Section 9. CONVERTIBLE PREFERRED STOCK NOT REDEEMABLE AT OPTION OF HOLDERS OR EXCHANGEABLE; NO SINKING FUND. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     Section 10. VOTING RIGHTS. Except as herein provided or as otherwise required by law, holders of Convertible Preferred Stock shall be entitled to the same voting rights as, and shall vote together as one class with, holders of Common Stock, with each holder of shares of Convertible Preferred Stock having such voting rights as are attributable to the number of whole shares of Common Stock into which such shares of Convertible Preferred Stock are convertible in accordance with Sections 7 and 8 hereof as of the date of such vote.

     In addition to any matters requiring a separate vote of the Convertible Preferred Stock as a single class under applicable law, the approval of the holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting as a class, shall be required as set forth in Section 11 hereof with respect to the priority and rights of the Convertible Preferred Stock hereunder and under the Corporation's Certificate of Incorporation, as amended.

     At each meeting of shareholders at which the holders of shares of Convertible Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of at least 50% of the shares of Convertible Preferred Stock outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At each such meeting, each holder of shares of Convertible Preferred Stock shall be entitled to vote for each share of Convertible Preferred Stock then held. In the absence of a quorum of the holders of shares of Convertible Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Convertible Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     Section 11. CERTAIN ACTIONS NOT TO BE TAKEN WITHOUT VOTE OF HOLDERS OF CONVERTIBLE PREFERRED STOCK. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the Corporation shall not authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Convertible Preferred Stock as to dividends or upon liquidation. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation (including any certificate of designations establishing any class or series of Preferred Stock of the Corporation) if the amendment, alteration or repeal adversely affects the rights or preferences of the Convertible Preferred Stock; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any other capital stock of the Corporation ranking on a parity with or junior to the Convertible Preferred Stock shall not be deemed to materially affect such powers, preferences or special rights.

     Section 12. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 7, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 7; and (c) from the date fixed for redemption pursuant to Section 6, all shares of Convertible Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

     Section 13. STATUS OF CONVERTIBLE PREFERRED STOCK UPON RETIREMENT. Shares of Convertible Preferred Stock which are acquired or redeemed by the Corporation or converted pursuant to Section 7 shall be retired pursuant to the Delaware General Corporation Law, Section 243, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the acquisition or redemption by the Corporation or conversion pursuant to Section 7 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision and without shareholder action, to cause this Certificate of Designations to be eliminated from the Corporation's Certificate of Incorporation.

     IN WITNESS WHEREOF, New Century Financial Corporation has caused this certificate to be signed by Robert K. Cole, its Chairman and Chief Executive Officer, and attested by Brad A. Morrice, its Secretary, this 26th day of July, 1999.


                                  NEW CENTURY FINANCIAL
                                     CORPORATION


                                  By
                                        Robert K. Cole
                                        Chairman and Chief Executive Officer


Attest:


By
   -------------------------------
     Brad A. Morrice
     Secretary